May 05, 2005

By Facsimile and U.S. Mail


Mr. Andrew D. Demott, Jr.
Chief Financial Officer
Superior Uniform Group, Inc.
10055 Seminole Blvd.
Seminole, Florida 33772

	Re:	Forms 10-K for the year ended December 31, 2004
      Filed March 16, 2005 and April 28, 2005
      File No. 1-5869

Dear Mr. Demott:

	We have completed our review of your Forms 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
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March 22, 2005
Page 1